GLOBALSTAR, INC.

ANNUAL KEY EMPLOYEE BONUS PLAN
(PLAN YEAR COINCIDING WITH 2019 FISCAL YEAR)

Section 1.    Purposes of the Plan

The purposes of this Key Employee Bonus Plan ("Plan") of Globalstar, Inc. ("Company") are:

to reward designated key employees' successful efforts to exceed the Company's financial performance goals for the designated Plan Year, to align these employees' financial interests with those of the Company's stockholders, and to provide these employees with a competitive, success-based bonus package.

Section 2.    Bonus Pool; Amounts Payable

(a)    The pool available for bonus distribution shall be determined based on the Company's Adjusted EBITDA performance during the authorized calendar year ("Plan Year"). The aggregate amount to be distributed under the Plan with respect to the 2019 Plan Year shall be $1,330,000 if the Company's Adjusted EBITDA for the Plan Year is $[*] (the "Base EBITDA"). The Base EBITDA may be adjusted from time to time to align with the Company’s operating budget.

For each 1% of Adjusted EBITDA over the Base EBITDA, the bonus pool will be increased by 1% of the percentage increase in Base EBITDA. For each 1% of Adjusted EBITDA below Base EBITDA, the bonus pool will be decreased by 2‑1/2% of the percentage decrease in Base EBITDA until Adjusted EBITDA declines to less than 75% of Base EBITDA or the prior Plan Year’s Adjusted EBITDA, whichever is higher, after which no bonus will be payable. See Exhibit I for potential bonus pool amounts.

For Plan purposes, Adjusted EBITDA means EBITDA adjusted on a basis consistent with Adjusted EBITDA previously reported by the Company, with further adjustments, if necessary, for extraordinary net costs or benefits, spectrum sale or lease proceeds, asset write-offs and other similar items impacting Adjusted EBITDA during the Plan Year as determined at the sole discretion of the Compensation Committee of the Board of Directors ("Committee").

(b)    The portion of the pool payable to each participant shall be as recommended by the Chief Executive Officer and approved by the Compensation Committee, acting in its sole discretion.

Section 3.    Participants; Eligibility; Payment

(a)    The Compensation Committee (the Chairman of the Board of Directors and CEO being also Chairman of the Committee) shall designate the participants in the Plan within 90 days after the beginning of each Plan Year, and will report the roster of participants to the Board. The Plan, and participation of initially-designated key employees, shall be effective retroactive to January 1 of the Plan Year. The CEO, after reporting to the Committee, may also revise the roster of, or designate additional, participants from time to time with participation to be effective from date determined by the CEO.

(b)    In order to be eligible to receive this bonus, a participant must be employed by the Company or any of its subsidiaries from the beginning of the Plan Year (subject to express partial year designation under Section 3(a)) and until the first business day that is three (3) business days after the Company files its annual report on Form 10-K for the Plan Year (such day the "Payment Date"). Failure of a participant to remain employed through the Payment Date for any reason whatsoever will terminate all entitlements under the Plan; provided, however, that the Committee may, but shall not be required to approve, on a case-by-case basis, payments under the Plan of prorated bonus for employees who, during the Plan Year, are hired as, or who replace, designated participants. The Committee may also, but shall not be required to, make case-by-case exceptions to termination of Plan participation resulting from termination of service, either during the Plan Year or before the Payment Date, because of death, disability, or voluntary retirement of a participant.

(c)    The Company shall make payments on the Payment Date. All payments will be, made in cash or in common stock of the Company as determined by the Committee. If payments are made in stock, the shares shall be distributed accordance with the stock distribution provisions of Company's Amended and Restated 2006 Equity Incentive Plan and shall be fully vested, registered and marketable at the time distributed.

Section 4.    Committee

(a)    This Plan shall be administered by the Committee, which shall have full authority and discretion to interpret the Plan, to establish, amend and rescind rules relating to the Plan that are not inconsistent with this document, and to make all other determinations that may be necessary or advisable for the Plan's administration.

(b)    Any interpretation of the Plan by the Committee and any decision by it relating to the Plan shall be final and binding on all persons.

Section 5.    Liability for Repayment

In the event that, within two years after the Payment Date, discovered fraud or misrepresentation (as determined by the Committee) should result in a need for the Company to restate its annual financial statements for the Plan Year in a manner that reduces the Adjusted EBITDA figure that was used to determine the amount available for distribution under the Plan, then participants who have received distributions under the Plan in excess of the amounts they would have been entitled to receive, but for the fraud or misrepresentation, shall be liable to repay such excess to the Company, without interest, on demand.

Section 6.    Plan Not Exclusive

This Plan shall not be construed as limiting the ability or discretion of the Committee to award additional compensation, including without limitation other bonuses, separate and apart from this Plan, to individual participants based upon subjective or other criteria.

EXHIBIT I: TABLE OF POTENTIAL BONUS POOL AMOUNTS

(in thousands)

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